Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Fourth Quarter and Full Year 2015 Results

SUWANEE, Ga – February 17, 2016 – ARRIS International plc (NASDAQ: ARRS) today announced preliminary and unaudited financial results for the fourth quarter and full year 2015.

Financial Highlights

•	Revenues were $1,101.7 million

•	Adjusted net income (a non-GAAP measure) was $0.62 per diluted share, which includes a $0.14 per diluted share benefit related to research & development tax credits

•	GAAP net income was $0.20 per diluted share

•	Ended 2015 with $879.1 million of cash resources

•	Order backlog was $715.8 million

•	Book-to-bill ratio was 1.14

•	Approved $300 million share repurchase program

“Our fourth quarter sales were in line with our expectations, and our earnings were stronger than anticipated as a result of stronger CCAP E6000 sales, as well as the full year impact of R&D tax credits enacted by Congress late in the year.” said Bob Stanzione, ARRIS Chairman and CEO. “We closed the Pace acquisition on January 4 and have made substantial progress on our integration activities. With respect to the first quarter 2016, we project that revenues for the Company will be in the range of $1,560 to $1,610 million, with adjusted net income per diluted share in the range of $0.37 to $0.42 and GAAP net income per diluted share in the range of $0.01 to $0.06.”

The Company also announced that on February 16, 2016, the Board of Directors of ARRIS approved a new $300 million share repurchase authorization replacing all prior programs.

ARRIS will host its 2016 Investor & Analyst Day on Wednesday, March 16 at The Westin at Times Square, New York City. The event, which is open to investors and analysts, will begin at 7:30 a.m. Eastern with breakfast and registration. Presentations will begin at 8:00 am and conclude at approximately 12:00 pm. A live audio webcast of the conference with slide presentations will be accessible via the Investors section of Company’s web site: www.arris.com. Registration for the event can be found at www.etouches.com/161362.

Revenues in the fourth quarter 2015 were $1,101.7 million as compared to fourth quarter 2014 revenues of $1,263.4 million. Third quarter 2015 revenues were $1,221.4 million.

For the full year 2015 and 2014, revenues were $4,798.3 million and $5,322.9 million, respectively.

Adjusted net income (a non-GAAP measure) in the fourth quarter 2015 was $0.62 per diluted share, compared to $0.78 per diluted share for the fourth quarter 2014. Adjusted net income (a non-GAAP measure) for the third quarter 2015 was $0.56 per diluted share. The fourth quarter 2015 adjusted net income includes a $0.14 benefit related to the full year impact of research & development tax credits resulting from Congress passing legislation in December 2015.

Full year, adjusted net income was $2.16 per diluted share for 2015 as compared to $2.76 per diluted share in 2014. A reconciliation of adjusted net income to GAAP net income per diluted share is attached to this release and also can be found on the Company’s web site (www.arris.com).

GAAP net income in the fourth quarter 2015 was $0.20 per diluted share, as compared to fourth quarter 2014 GAAP net income of $1.29 per diluted share and third quarter 2015 GAAP net income of $0.18 per diluted share. The fourth quarter 2015 GAAP net income includes a net $0.14 benefit associated with the full year impact of research & development tax credits.

Full year, GAAP net income was $0.62 per diluted share in 2015 as compared to GAAP net income of $2.21 per diluted share in 2014.

Cash & Cash Equivalents - The Company ended the fourth quarter 2015 with $879.1 million of cash resources, which includes cash, cash equivalents and short-term investments, as compared to $781.1 million, in the aggregate, at the end of the third quarter 2015. The Company generated $127.4 million of cash from operating activities during the fourth quarter 2015, as compared to $130.0 million generated during the fourth quarter 2014. During the full year of 2015, the Company generated $351.9 million of cash from operating activities, which compares to $459.3 million generated during 2014.

Order backlog at the end of the fourth quarter 2015 was $715.8 million as compared to $631.0 million and $559.0 million at the end of the fourth quarter 2014 and the third quarter 2015, respectively. The Company’s book-to-bill ratio in the fourth quarter 2015 was 1.14 as compared to the fourth quarter 2014 of 1.03 and the third quarter 2015 of 0.92.

ARRIS management will conduct a conference call at 5:00 pm Eastern, today, Wednesday, February 17, 2016, to discuss these results in detail. You may participate in this conference call by dialing 888-680-0879 or +1-617-213-4856 for international calls prior to the start of the call and providing the ARRIS International plc name, conference pass code 498 383 20# and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through February 24, 2016 by dialing 888-286-8010 or +1-617-801-6888 for international calls and using the pass code 65231367. A replay also will be made available for a period of 12 months following the conference call on ARRIS’s web site at www.arris.com.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. Together, we are inventing the future. For more information, visit www.arris.com.

###

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

Forward-Looking Statements

Statements made in this press release, including those related to:

•	revenues and net income for the first quarter 2016, and beyond;

•	integration of the recently acquired Pace business;

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the first quarter 2016 as well as the general outlook for 2016 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the strengthening U.S. Dollar may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	ARRIS may fail to realize the expected benefits of the recently completed Pace acquisition and may incur significant transaction costs and/or unknown liabilities;

•	regulatory changes, including those related to tax, could have an adverse impact on our operations and results of operations;

•	ARRIS’s customers operate in a capital intensive consumer based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	announced transactions within our customer base, including the proposed acquisition by Frontier Communications of several properties owned by Verizon, the proposed acquisition of Cablevision by Altice, and the announced acquisition of Time Warner by Charter may have an impact on the amount and/or timing of customer’s spending.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; rights to intellectual property; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS Group, Inc.’s reports (as predecessor registrant to ARRIS International plc) filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2015. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$863,582	$673,346	$490,939	$499,482	$565,790
Short-term investments, at fair value	15,470	107,777	128,852	129,073	126,748

Total cash, cash equivalents and short term investments	879,052	781,123	619,791	628,555	692,538

Accounts receivable, net	651,893	647,726	785,869	819,918	598,603
Other receivables	12,233	8,684	11,268	15,054	10,640
Inventories, net	401,592	367,536	389,556	372,379	401,165
Prepaid income taxes	25,624	29,071	26,413	13,380	11,023
Prepaids	19,319	26,430	36,746	31,814	27,497
Current deferred income tax assets	—	104,345	105,384	115,926	113,390
Other current assets	120,490	148,385	102,987	73,842	55,257

Total current assets	2,110,203	2,113,300	2,078,014	2,070,868	1,910,113

Property, plant and equipment, net	312,311	319,443	324,154	325,727	366,431
Goodwill	1,013,963	1,016,696	1,017,430	938,645	936,067
Intangible assets, net	810,448	868,054	923,837	919,876	943,388
Investments	69,542	74,924	75,381	76,492	77,640
Noncurrent deferred income tax assets	180,526	70,557	87,291	88,366	71,686
Other assets	21,610	26,843	27,842	28,185	35,717

	$4,518,603	$4,489,817	$4,533,949	$4,448,159	$4,341,042

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$514,877	$558,371	$608,133	$594,690	$480,150
Accrued compensation, benefits and related taxes	111,389	97,326	78,333	75,849	145,278
Accrued warranty	27,630	35,488	29,176	36,824	42,763
Deferred revenue	137,606	97,490	107,632	107,230	92,772
Current portion of LT debt & financing lease obligations	43,591	43,506	43,446	75,685	67,024
Current income taxes liability	8,368	13,139	9,587	13,092	10,610
Other accrued liabilities	169,169	168,870	155,482	167,430	165,080

Total current liabilities	1,012,630	1,014,190	1,031,789	1,070,800	1,003,677
Long-term debt & financing lease obligations, net of current portion	1,496,243	1,507,172	1,518,063	1,487,547	1,448,960
Accrued pension	64,052	67,570	68,865	68,060	64,917
Noncurrent income taxes payable	37,284	38,145	43,586	42,282	41,082
Noncurrent deferred income tax liabilities	503	329	332	412	274
Other noncurrent liabilities	66,930	71,560	92,544	90,428	91,371

Total liabilities	2,677,642	2,698,966	2,755,179	2,759,529	2,650,281

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,790	1,819	1,814	1,811	1,796
Capital in excess of par value	1,777,276	1,762,111	1,765,804	1,745,345	1,739,700
Treasury stock at cost	(331,329)	(331,329)	(331,329)	(331,329)	(306,330)
Accumulated other comprehensive loss	(12,646)	(20,236)	(12,664)	(12,966)	(11,047)
Retained earnings	358,823	328,782	302,525	285,768	266,642

Total ARRIS Group Inc. stockholders’ equity	1,793,914	1,741,147	1,726,150	1,688,629	1,690,761
Stockholders’ equity attributable to noncontrolling interest	47,047	49,704	52,620	—	—

Total stockholders’ equity	1,840,961	1,790,851	1,778,770	1,688,629	1,690,761

	$4,518,603	$4,489,817	$4,533,949	$4,448,159	$4,341,042

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31
	2015	2014	2015	2014
Net sales	$1,101,681	$1,263,388	$4,798,332	$5,322,921
Cost of sales	743,008	882,812	3,379,409	3,740,425

Gross margin	358,673	380,576	1,418,923	1,582,496

Operating expenses:
Selling, general, and administrative expenses	107,866	95,576	417,085	410,568
Research and development expenses	133,236	135,498	534,168	556,575
Amortization of intangible assets	56,378	56,686	227,440	236,521
Integration, acquisition, restructuring and other costs	8,281	3,251	29,277	37,498

	305,761	291,011	1,207,970	1,241,162

Operating income	52,912	89,565	210,953	341,334
Other expense (income):
Interest expense	14,367	13,860	70,936	62,901
(Gain) loss on investments	(345)	(317)	6,220	10,961
Loss (gain) on foreign currency	16,557	(1,123)	20,761	2,637
Interest income	(587)	(652)	(2,379)	(2,590)
Other (income) expense, net	3,192	21,666	8,362	28,195

Income before income taxes	19,728	56,131	107,053	239,230
Income tax (benefit) expense	(7,116)	(136,630)	22,594	(87,981)

Consolidated net income	26,844	192,761	84,459	327,211
Net loss attributable to noncontrolling interests	(3,197)	—	(7,722)	—

Net income attributable to ARRIS Group, Inc.	$30,040	$192,761	$92,181	$327,211

Net income per common share (1):
Basic	$0.20	$1.33	$0.63	$2.27

Diluted	$0.20	$1.29	$0.62	$2.21

Weighted average common shares:
Basic	147,109	145,281	146,388	144,386

Diluted	149,842	149,124	149,359	148,280

(1)	Calculated based on net income attributable to shareowners of ARRIS Group, Inc.

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
Operating Activities:
Consolidated net income	$26,844	$192,761	$84,459	$327,211
Depreciation	17,537	18,775	71,780	78,988
Amortization of intangible assets	57,606	56,916	231,590	236,751
Amortization of deferred finance fees and debt discount	1,671	2,199	9,646	11,575
Deferred income tax provision (benefit)	(9,857)	(143,982)	5,111	(163,485)
Stock compensation expense	17,662	13,987	64,218	53,799
Provision for doubtful accounts	744	51	2,997	5,336
Loss (gain) on disposal of fixed assets	1,718	1,119	7,776	4,247
Loss (gain) on investments	(345)	(318)	6,220	10,961
Excess tax benefits from stock-based compensation plans	(3,643)	5,692	(3,997)	(8,959)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(4,911)	86,068	(55,132)	16,796
Other receivables	(6,766)	7,468	(6,017)	(2,997)
Inventory	(34,056)	(32,537)	(6,685)	(71,036)
Income taxes payable/recoverable	(2,185)	(1,385)	(23,488)	29,617
Accounts payable and accrued liabilities	8,937	(119,774)	15,065	(116,909)
Prepaids and other, net	56,429	43,005	(51,660)	47,386

Net cash provided by operating activities	127,385	130,045	351,883	459,281

Investing Activities:
Purchases of investments	(8,952)	(94,734)	(56,577)	(127,780)
Sales of investments	100,399	30,360	161,824	59,679
Purchases of property, plant & equipment, net	(12,192)	(14,829)	(49,890)	(56,588)
Proceeds from sale-leaseback transaction	—	—	24,960	—
Acquisition, net of cash acquired	—	—	(97,905)	84
Purchases of intangible assets	(2,000)	—	(39,340)	—
Other, net	—	—	2,971	19

Net cash provided by (used in) investing activities	77,255	(79,203)	(53,957)	(124,586)

Financing Activities:
Proceeds from sale-leaseback financing transaction	—	—	58,729	—
Payment of financing lease obligation	(161)	—	(425)	—
Payment of debt obligations	(12,375)	(13,750)	(53,500)	(209,653)
Payment for debt discount	—	—	(3,247)	—
Payment for deferred financing costs	—	—	(4,992)	—
Repurchase of common stock	—	—	(24,999)	—
Excess income tax benefits from stock-based compensation plans	3,643	(5,692)	3,997	8,959
Repurchase of shares to satisfy employee minimum tax withholdings	(14,228)	(240)	(46,680)	(29,845)
Fees and proceeds from issuance of common stock, net	8,173	7,631	16,189	19,196
Capital contribution from non-controlling interest	544	—	54,794	—

Net cash used in financing activities	(14,404)	(12,051)	(134)	(211,343)
Net increase in cash and cash equivalents	190,236	38,791	297,792	123,352
Cash and cash equivalents at beginning of period	673,346	526,999	565,790	442,438

Cash and cash equivalents at end of period	$863,582	$565,790	$863,582	$565,790

ARRIS GROUP, INC.

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

(in thousands, except per share data)	Q4 2014		Q3 2015		Q4 2015		Dec YTD 2014		Dec YTD 2015
		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount		Amount
Sales	$1,263,387		$1,221,416		$1,101,681		$5,322,920		$4,798,332

Highlighted items:
Acquisition accounting impacts of deferred revenue	616		—		—		5,091		—

Sales excluding highlighted items	$1,264,003		$1,221,416		$1,101,681		$5,328,011		$4,798,332

	Q4 2014		Q3 2015		Q4 2015		Dec YTD 2014		Dec YTD 2015
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income attributable to ARRIS Group, Inc.	$192,761	$1.29	$26,257	$0.18	$30,040	$0.20	$327,211	$2.21	$92,181	$0.62

Highlighted items:
Impacting gross margin:
Stock compensation expense	1,782	0.01	2,284	0.02	2,219	0.01	6,716	0.05	8,508	0.06
Acquisition accounting impacts of deferred revenue	400	—	—	—	—	—	3,448	0.02	—	—

Impacting operating expenses:
Integration, acquisition, restructuring and other costs	3,251	0.02	7,531	0.05	8,281	0.06	37,498	0.25	29,277	0.20
Amortization of intangible assets	56,686	0.38	57,132	0.38	56,378	0.38	236,521	1.60	227,440	1.52
Stock compensation expense	12,206	0.08	14,005	0.09	15,443	0.10	47,084	0.32	55,710	0.37
Noncontrolling interest share of non-GAAP adjustments	—	—	(791)	(0.01)	(1,357)	(0.01)	—	—	(2,947)	(0.02)

Impacting other (income) / expense:
Impairment on Investments	50	—	—	—	(159)	—	7,050	0.05	(9)	—
Debt amendment fees	—	—	669	—	291	—	—	—	15,342	0.10
Credit facility - ticking fees	—	—	678	—	1,022	0.01	—	—	1,700	0.01
Asset held for sale impairment	7	—		—	—	—	2,132	0.01	—	—
Foreign exchange contract (gains) losses related to cash consideration of Pace acquisition	—	—	15,429	0.10	13,699	0.09	—	—	22,283	0.15
Liability/adjustment related to foreign tax credit benefits	20,482	0.14	(3,669)	(0.02)	—	—	20,492	0.14	(3,669)	(0.02)
Loss on sale of building	—	—	—	—	—	—	—	—	5,142	0.03
							—		—
Impacting income tax expense:

Net tax items	(171,706)	(1.15)	(35,845)	(0.24)	(32,363)	(0.22)	(279,135)	(1.88)	(128,863)	(0.86)

Total highlighted items	(76,842)	(0.52)	57,423	0.38	63,454	0.42	81,806	0.55	229,914	1.54

Net income excluding highlighted items	$115,919	$0.78	$83,680	$0.56	$93,494	$0.62	$409,017	$2.76	$322,095	$2.16

Weighted average common shares - diluted		149,124		149,422		149,842		148,280		149,359

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Acquisition Accounting Impacts Related to Deferred Revenue: In connection with our acquisition of Motorola Home, business combination rules require us to account for the fair values of arrangements for which acceptance has not been obtained, and post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We have historically experienced high renewal rates related to our support agreements and our objective is to increase the renewal rates on acquired post contract support agreements; however, we cannot be certain that our customers will renew our contracts.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income measures. We incurred expenses in connection with the Active Video Joint Venture, the Motorola Home acquisition, the anticipated Pace acquisition and, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring and other costs consist of employee severance, abandoned facilities, product line disposition and other exit costs. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: In the second quarter of 2015, ARRIS and Charter formed a joint venture that acquired Active Video Networks, Inc. ARRIS and Charter own 65% and 35%, respectively, of the joint venture. The joint venture is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investment: We have excluded the effect of other-than-temporary impairments of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. It is our intent that the new term A-1 loan facility be funded upon the closing of the Pace acquisition. If the Pace acquisition does not close, the entire facility is available to ARRIS so long as the first $400 million drawn is used to reduce other debt; the remaining $400 million can be used for general corporate purposes. Certain fees related to the debt modification have already been paid, and other fees related to the new term A-1 loan facility will be paid upon funding. We believe it is useful to understand the effect of this on our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace plc, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Liability / Adjustment Related to Foreign Tax Credit Benefits: In connection with our acquisition of Motorola Home, we have obtained certain foreign tax credit benefits for which we have recorded a liability to Google resulting from certain provisions in the acquisition agreement. The expense and subsequent adjustments related to this liability has been recorded as part of other expense (income). We have excluded the effect of the expense in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this item on our total other expense (income).

Asset Held for Sale Impairment: In the second quarter of 2014, we entered into a contract to facilitate the sale of a building at less than its carrying value. The asset has been reclassified as held for sale and was measured at the lower of its carrying amount or fair value less cost to sell. We have recorded an initial impairment charge to reduce the assets carrying amount to its fair value less costs to sell in the period the held for sale criteria were met. We have excluded the effect of the asset held for sale impairment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Foreign Exchange Contract (Gains) Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.